As filed with the Securities and Exchange Commission on September 16, 2014.

Registration No. 333-183317

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1080091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017-7550
(Address of Principal Executive Offices)	(Zip Code)

NAVIDEA BIOPHARMACEUTICALS, INC.

FOURTH AMENDED AND RESTATED

2002 STOCK INCENTIVE PLAN

(Full title of the plan)

Brent L. Larson

Executive Vice President and Chief Financial Officer

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, Ohio 43017-7550

(614) 793-7500

(Name, address and telephone number of agent for service)

Copies of correspondence to:

William J. Kelly, Esq.

Dickinson Wright PLLC

150 East Gay Street, 24th Floor

Columbus, Ohio 43215

(614) 744-2937

wkelly@dickinsonwright.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Navidea Biopharmaceuticals, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2012 (Registration Statement No. 333-183317 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Navidea Biopharmaceuticals, Inc. Amended and Restated 2002 Stock Incentive Plan (the “2002 Plan”). The Prior Registration Statement registered 5,000,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Navidea Biopharmaceuticals, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), which was approved by the stockholders on July 17, 2014, and no future awards will be made under the 2002 Plan. At the time of the adoption of the 2014 Plan, there were 471,352 shares that remained available for grants under the 2002 Plan.

On September 12, 2014, the Company filed a Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2014 Plan, including 2,000,000 shares of Common Stock subject to outstanding awards granted under the 2002 Plan and that expire or terminate for any reason, including expiration, forfeiture, cancellation, or that are withheld, surrendered or tendered in payment of the exercise price of an award, or tendered or withheld to satisfy tax withholding obligations (Registration No. 333-198716).

This Post-Effective Amendment is being filed to deregister from the Prior Registration Statement the 2,000,000 shares from the 2002 Plan that are registered under the New Registration Statement, plus the 471,352 shares that are no longer available for grants under the 2002 Plan, for a total of 2,471,352 shares being deregistered.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on September 16, 2014.

NAVIDEA BIOPHARMACEUTICALS, INC.

/s/ Brent L. Larson
Brent L. Larson, Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael M. Goldberg,*	Interim Chief Executive Officer	September 16, 2014
Michael M. Goldberg, M.D.	and Director (principal executive officer)

/s/ Brent L. Larson	Executive Vice President, Chief	September 16, 2014
Brent L. Larson	Financial Officer, Treasurer and
Secretary (principal financial officer
and principal accounting officer)

/s/ Gordon A. Troup*	Chairman of the Board of Directors	September 16, 2014
Gordon A. Troup

/s/ Peter F. Drake*	Director	September 16, 2014
Peter F. Drake, Ph.D.

/s/ Brendan A. Ford*	Director	September 16, 2014
Brendan A. Ford

/s/ Eric K. Rowinsky*	Director	September 16, 2014
Eric K. Rowinsky, M.D.

* By:	/s/ Brent L. Larson
Brent L. Larson, attorney-in-fact for each
of the persons indicated